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                                                                 EXHIBIT 11

                    BEAUTICONTROL COSMETICS, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER COMMON SHARE

                             Three Months Ended         Six Months Ended
                              May 31,  May 31,        May 31,       May 31,
                             1997          1996        1997          1996
 Net income applicable to
  common stock             $1,060,929    $973,800     $2,039,570    $1,641,302

 Common and common
  equivalent share:
 Weighted average common
  shares outstanding        5,920,589     5,854,319     5,884,381    5,868,458
 Net effect of dilutive
  stock options based on
  the treasury stock method
  using average market price  237,443       146,121       350,009      160,452
 Weighted average common and
  common equivalent shares  6,158,032     6,000,440     6,234,390    6,028,910

 Net income per common and
  common equivalent share        $.17          $.16          $.33         $.27

 Common share - assuming
  full dilution:
 Weighted average common
  shares outstanding        5,920,589     5,854,319     5,884,381    5,868,458
 Net effect of dilutive
  stock options based on the
  treasury stock method
  using the greater of the
  average or ending market
  price                       237,443       191,109       362,879      191,483
 Weighted average common
  shares-assuming full
  dilution                  6,158,032     6,045,428     6,247,260     6,059,941

 Net income per common share
  -assuming full dilution        $.17          $.16          $.33         $.27

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